EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Investor Contact:	Media Contact:
GenVec, Inc.	Tiberend Strategic Advisors, Inc.
Douglas J. Swirsky	Andrew Mielach
(240) 632-5510	(212) 827-0020
dswirsky@genvec.com	amielach@tiberendstrategicadvisors.com

GENVEC RECEIVES NASDAQ NOTICE
OF MINIMUM BID PRICE NON-COMPLIANCE

GAITHERSBURG, MD – May 13, 2010 – On May 12, 2010 GenVec, Inc. (NASDAQ: GNVC) received a notice from The NASDAQ Stock Market stating that the minimum bid price of the Company’s common stock was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with the minimum bid price requirement for continued listing set forth in Marketplace Rule 5450. The notification letter has no effect at this time on the listing of the Company’s common stock on The NASDAQ Global Market. GenVec’s common stock will continue to trade on The NASDAQ Global Market under the symbol GNVC.

The notification letter states that GenVec will be afforded 180 calendar days, or until November 8, 2010, to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days during the 180 calendar day grace period. NASDAQ may, in its discretion, require the Company’s common stock to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance.

If the Company does not regain compliance by November 8, 2010, NASDAQ will provide written notification to the Company that the Company's common stock will be delisted. At that time, the Company may appeal NASDAQ’s delisting determination to a Nasdaq Listing Qualifications Panel. Alternatively, the Company could apply to transfer its common stock to The NASDAQ Capital Market if it satisfies all of the requirements, other than the minimum bid price requirement, for initial listing on The NASDAQ Capital Market set forth in Marketplace Rule 5505. If the Company were to elect to apply for such transfer and if it satisfies the applicable requirements and its application is approved, the Company would have an additional 180 days to regain compliance with the minimum bid price rule while listed on The NASDAQ Capital Market.

EXHIBIT 99.1

The Company intends to actively monitor the bid price for its common stock between now and November 8, 2010, and will consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirement.

About GenVec

GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec uses its proprietary adenovector technology to develop TNFerade for the treatment of certain cancers and vaccines for infectious diseases including influenza, HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and HSV-2. GenVec also discovers and develops novel treatments for hearing loss and balance disorders through a worldwide collaboration with Novartis. Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding the Company’s ability to comply with applicable listing standards, the ability to transfer to The NASDAQ Capital Market and actions by NASDAQ, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

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